Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors

Vale Fertilizantes S.A.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-216133, 333-175087 and 333-177251) and Form S-8 (Nos. 333-120501, 333-120503, 333-120878, 333-142268, and 333-198332) of The Mosaic Company of our report dated December 1, 2017, with respect to the carve-out combined consolidated statement of financial position of Vale Fertilizantes S.A. as of December 31, 2016 and the related carve-out combined consolidated statements of profit or loss, comprehensive income, changes in net assets and cash flows for the year ended December 31, 2016, and the related notes, which report appears in the Form 8-K/A (Amendment No. 1) of The Mosaic Company dated March 26, 2018.

/s/ KPMG LLP

Sao Paulo, Brazil
March 26, 2018